Yield calculation, BCPR and Naturewell premiums change

USPB Announces Grid Changes

USPB continues to monitor our grids relative to customer preferences and marketplace dynamics. Higher production costs, combined with a need for more Naturewell® cattle, are driving a premium increase for Naturewell. Secondly, we are currently assigning all individual carcass Yield Grades using the best Yield Grade of the individual sides based on our vision grading system. Due to the variation in backfat and ribeye area from side to side, we will change to the average of the two sides. Thirdly, the current practice of tying the Black Canyon® Premium Reserve (BCPR) premium to Certified Angus Beef® (CAB) no longer reflects how BCPR is sold. As CAB moves to higher price levels, BCPR prices do not track with CAB prices due to increased competition and saturation in the BCPR market. As a result, we are making the changes listed below to our grids effective for cattle shipping the week of May 27, 2013.

NATUREWELL Grid Change Effective for cattle shipping 05/27/13
• Premium calculation	Premium moves from $2.75 per cwt. of live weight to $3.50 per cwt. of live weight added to the USDA weekly average live price.
BASE Grid Changes Effective for cattle shipping 05/27/13
• BCPR Premium	Moves from a premium of $1.50 per cwt. less than the CAB premium to a fixed $2.00 per cwt. and will no longer be tied to the CAB premium.
Changes Applying to All USPB Grids Effective for cattle shipping 05/27/13
• Yield Grade Calculation

Moves from calculating all individual carcass Yield Grades using the Best Yield Grade of the individual sides based on the camera vision grading system to using the Average of Both Carcass Sides based on camera vision grading. This change will apply to all carcasses graded at National Beef, so both individual lots and grid thresholds will adjust accordingly.

Your commitment to consistently deliver high quality cattle continues to serve as a foundation for National Beef’s value-added products.♦

Company Files First Quarter Results

U.S. Premium Beef, LLC has filed its first quarter results with the Securities and Exchange Commission. For the quarter, which ended March 30, 2013, USPB recorded a net loss of approximately $4.2 million compared to a net loss of $4.7 million for the same period in the prior fiscal year. The $0.5 million improvement was driven primarily by the net of two items, lower expenses at USPB, which was partially offset by our share of greater losses at National Beef Packing Company, LLC (National Beef).

During the first quarter of fiscal year 2013, National Beef’s revenues and gross margins were lower than the same period in the prior year as a result

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Check out www.uspremiumbeef.com for match history

Class A and Class B Units Trade

All categories of USPB units recently had trade activity as Class A units with delivery rights in delivery years 2013 and 2014, and Class B units traded. See the table below for a summary of recent and year-to-date trades.

Complete listings of “matches” for all classes of USPB units can be viewed at www.uspremiumbeef.com. Matches do not constitute a completed transaction until the conditions for closing have been met.♦

USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; DY = Delivery Year	FY 2013 Trades	Most Recent
# Class A Units (DR available DY 2013)	997	300
Average Price Per Unit	$173.41	$173.63
# Class A Units (DR available DY 2014)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	10,335	10,335
Average Price Per Unit	$172.67	$172.67

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Yes, especially if you are collecting individual animal carcass data.

Should You Use EID Tags?

By Brian Bertelsen, Vice President, Field Operations

Since the government of Japan changed the age requirements for product exported from the U.S. to be less than 30 months, dentition is now the method used to determine if a carcass is eligible to produce product for the Japanese market. As a result, age and source verification (ASV) premiums have ceased. It’s possible a Japanese meat customer may be willing to pay for source verification, but with the rise in meat prices, that is unlikely.

This has led to numerous questions from cow-calf producers asking me if they should continue to use electronic identification (EID) tags even if they may not be enrolled in an ASV program. My answer is, “If you collect individual animal data on your cattle, then I highly recommend the use of EID tags as a secondary form of individual ID, together with some type of individually numbered visual tags.”

Both of National Beef’s Kansas plants have a stationary EID tag reader that is always on and available to capture the data from an EID tag and connect that tag number to the data for each carcass—whether or not individual data has been requested. However, if you request individual animal data, a person from the data collection team will be sent to record the visual tags of your cattle.

Many producers are looking for new opportunities for extra premiums. We are currently looking for producers to participate in our Naturewell® and NatureSource® natural beef programs. In addition, this month we are launching a new Non Hormone Treated Cattle (NHTC) program. NHTC cattle must be enrolled in an ASV program and harvested under 30 months of age. So, ASV programs will not entirely go away. For more information on these opportunities, please call me at 866-877-2525.♦

Company Files First Quarter Results....	continued from page 1

of fewer cattle being processed. National Beef’s profitability is impacted by the ratio of the USDA comprehensive boxed beef cutout to the USDA 5-area weekly average slaughter cattle price. The ratios during the first quarter of fiscal year’s 2013 and 2012 were the lowest for the corresponding periods during the past ten years.

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 04/07/13 to 05/04/13
(Numbers	Base Grid
in
	All	Top 25%
Percent)

Yield	65.02	66.05
Prime	2.83	3.31
CH & PR	74.39	77.45
CAB	30.16	34.17
BCP	15.97	16.45
Ungraded	0.75	0.47
Hard Bone	0.43	0.37
YG1	16.90	18.25
YG2	40.99	42.14
YG3	34.00	32.71
YG4	7.47	6.48
YG5	0.64	0.42
Light Weight	0.51	0.23
Heavy Weight	0.95	0.64
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$15.40	$20.42
Yield Benefit	$40.54	$69.16
Yield Grade	$0.17	$0.71
Out Weight	$1.86	$1.13
Natural	$1.09	$0.88
Total Premium	$55.00	$90.04